Exhibit 10.2

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (together with all Exhibits hereto, this “Agreement”) is entered into as of this 16th day of May, 2016 (the “Effective Date”), by and between President and Fellows of Harvard College, a charitable corporation of Massachusetts having an office at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”), and ReWalk Robotics, Ltd. a company existing under the laws of the State of Israel, having a place of business at 200 Donald Lynch Blvd., Marlborough, MA 01752 (“Licensee”). Harvard and Licensee each shall be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, certain technology claimed in the Licensed Patent Rights (as defined below) and included in the Licensed Know-How was developed in research conducted by Harvard researcher Dr. Conor Walsh, together with others at the Wyss Institute for Biologically Inspired Engineering at Harvard University; and

WHEREAS, Licensee wishes to obtain a license under the Licensed Patent Rights and Licensed Know-How; and

WHEREAS, Harvard desires to have products based on the inventions described in the Licensed Patent Rights developed and commercialized to benefit the public; and

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain regulatory approval for and commercialize such products in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, will have the meanings specified below. Terms with an initial capital letter used in this Agreement that are not defined below will have the meaning set forth in the Collaboration Agreement.

1.1              “Active” means, with respect to a Soft Exosuit, technology that commands motors to apply torques at joint(s) beyond adjusting pretension levels.

1.2              “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.3              “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.4              “Clinical Data” means all records, reports, data and information and other Know-How concerning the Licensed Products that is or was created as a result of or in connection with the conduct of a clinical trial.

1.5              “Collaboration Agreement” means the research collaboration agreement entered into by the Parties as of the Effective Date under which the Parties will perform a Research Plan as defined therein.

1.6              “Consulting Invention” means any patentable invention (other than a Joint Consulting Invention) conceived and/or reduced to practice solely by Dr. Walsh within three (3) years after the Effective Date (so long as he is employed by Harvard during such three (3) year period) in his performance of consulting or other services for Licensee which is dominated by a Valid Claim within the Harvard Background Patents.

1.7              “Consulting Patent Rights” means any Patent Rights for any patent application or patent that claim any Consulting Invention, in each case solely to the extent the claims are directed to the subject matter of such Consulting Invention.

1.8              “Control” means, with respect to any Know-How, Patent Rights, other intellectual property rights or trade secrets, the legal authority or right (whether by license or otherwise) of a Party to grant a license or a sublicense of or under such Know-How, Patent Rights, or other intellectual property rights to another Person, or to otherwise disclose such trade secrets to another Person, without breaching the terms of any agreement with a third party, or misappropriating the trade secrets of a third party.

1.9              “Design Freeze” means the date that the design specifications of a Licensed Product have been achieved in accordance with the Licensee’s quality system, which date shall be indicated in a written notice provided by Licensee to Harvard.

1.10          “Developing Country” means any low-income or lower-middle-income country, as defined by the World Bank, except for India.

1.11          “Development Milestones” means the development and commercialization milestones set forth in Exhibit 1.11 hereto.

1.12          “Development Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 1.12, as such plan may be adjusted from time to time pursuant to Section 3.2.

1.13          “Distributor” means a third party whom Licensee, its Affiliate or a Sublicensee engages to offer for sale, sell and/or import Licensed Products purchased from Licensee, such Affiliate or such Sublicensee, as applicable, for resale by such third party under the label of Licensee, such Affiliate or such Sublicensee, as applicable; provided that the term “Distributor” shall not include any person or entity who pays Licensee, its Affiliate or a Sublicensee any consideration (in any form) with respect to such engagement other than the consideration paid for the purchase of such Licensed Products.

1.14          “European Economic Area” or “EEA” means the twenty-eight members of the European Union, Iceland, Liechtenstein, Norway, Switzerland and Turkey.

1.15          “Field” means Active Medical Lower Limb Soft Exosuits.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.16          “First Commercial Sale” means the date of the first sale or lease by Licensee, its Affiliate or a Sublicensee of a Licensed Product to a third party for end use (or use by a lease) or consumption of such Licensed Product following receipt of any required Marketing Clearance in the country in which such Licensed Product is sold or leased, excluding, however, any sale or other distribution (including leases) for use in a clinical study.

1.17          “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

1.18          “Harvard Background Patents” means, in each case to the extent owned or Controlled by Harvard as of the Effective Date, all of the Patent Rights for the patents and patent applications identified as “Harvard Background Patents” in Exhibit 1.25.

1.19          “Harvard Type A Invention” means any patentable invention that either (a) is conceived and reduced to practice (i) (x) in the performance of the Research Plan during the Research Term or (y) conceived in the performance of the Research Plan during the Term and reduced to practice within one (1) year after termination or expiration of the Research Term, (ii) for which at least one inventor is a member of the Harvard Team (but no inventor is a member of the Company Team) and (iii) which is dominated by a Valid Claim within the Harvard Background Patents (regardless of whether or not such Valid Claim ultimately issues); or (b) is deemed a Harvard Type A Invention pursuant to Section 5.2.4 of the Collaboration Agreement.

1.20          “Harvard Type A Patent Rights” means all of the Patent Rights for any patents or patent applications that claim any Harvard Type A Invention, in each case solely to the extent the claims are directed to the subject matter of such Harvard Type A Invention.

1.21          “Joint Consulting Invention” means any patentable invention conceived and/or reduced to practice jointly by (a) one or more employees or consultants of Licensee and (b) Dr. Walsh within [**] after the Effective Date (for so long as Dr. Walsh is employed by Harvard during such [**] period) in the performance of consulting or other services for Licensee which is dominated by a Valid Claim within the Harvard Background Patents.

1.22          “Joint Consulting Patent Rights” means any Patent Rights for any patent or patent application that claim any Joint Consulting Invention, in each case solely to the extent the claims are directed to the subject matter of such Joint Consulting Invention.

1.23          “Know-How” means all data, materials, compositions, methods, processes, analyses, formulae, know-how, trade secrets, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), technology, and information generated in the performance of the Research, but excluding Inventions.

1.24          “Licensed Know-How” means all Know-How that is owned or Controlled by Harvard as of the Effective Date that (a) is set forth on Exhibit 1.24 hereto; or (b) the Parties both (i) mutually agree was known by a member of the Harvard Team or Dr. Walsh as of the Effective Date and is necessary for an individual who is reasonably skilled in the relevant art to enable him/her to practice the Harvard Background Patents; and (ii) mutually agree to add to Exhibit 1.24.

1.25          “Licensed Patent Rights” means (a) the Harvard Background Patents and (b) any Licensed Type A Patents, Consulting Patent Rights and Joint Consulting Patent Rights subsequently added to Exhibit 1.25 pursuant to Sections 2.5 or 2.6, as applicable.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.26          “Licensed Product” means on a country-by-country basis, any product, the making, using, selling, offering for sale, importing or exporting in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim or issued Valid Claim in that country.

1.27          “Marketing Clearance” means all approvals from the relevant Regulatory Authority of a country necessary to market and sell a Licensed Product in such country.

1.28          “Medical Lower Limb” means actively affecting leg movement in patients with gait impairments resulting from lack of proper muscle function due to neurological impairment, muscular degeneration or advanced aging.

1.29          “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates or Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:

1.29.1    in any transfers of Licensed Products between an Invoicing Entity and an Affiliate or Sublicensee of such Invoicing Entity not for the purpose of resale by such Affiliate or Sublicensee, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and

1.29.2    in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Licensed Products to a third party purchaser.

1.30          “Non-Royalty Sublicense Income” means any payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense, other than royalties based on Net Sales. If Licensee or its Affiliate receives non-cash consideration in connection with a Sublicense or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.31          “Patent Rights” means, with respect to any patents or patent applications, all of the following: (a) such patents and patent applications (including the PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.32          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

1.33          “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including the Food and Drug Administration in the United States and any foreign equivalent.

1.34          “Research Term” means the term of the Collaboration Agreement.

1.35          “Soft Exosuit” means assistive technology comprised of (i) a motor/gear-driven actuation system, (ii) Bowden-cable-based transmission, (iii) a textile-based human interface, (iv) wearable sensors and (v) algorithms to control assistance.

1.36          “Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Licensed Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.37          “Sublicensee” means any person or entity granted a Sublicense.

1.38          “Territory” means worldwide.

1.39          “Third Party Proposed Product” means an actual or potential Licensed Product that is for an application or market segment for which Harvard reasonably believes a Licensed Product is not being actively developed and commercialized by Licensee, its Affiliates or any Sublicensee hereunder.

1.40          “Valid Claim” means, on a country-by-country basis: (a) a claim of an issued and unexpired patent within the Licensed Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Licensed Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.41          Additional Defined Terms. The following capitalized terms shall have the meanings ascribed to them in the following sections of this Agreement:

Abandoned Patent Rights	Section 6.3
Agreement	Preamble
Bankruptcy Code	Section 11.18
Challenging Party	Section 4.6
Challenge Proceeding	Section 4.6
Claims	Section 9.1
Effective Date	Preamble
Ex-Field Licensee	Section 11.17
Explanation	Section 3.4
[**]	Exhibit 11
Harvard	Preamble
Harvard Names	Section 11.3
Indemnitees	Section 9.1
Infringement	Section 7.1
Initial Deadline	Section 3.4.2
Licensed Type A Patents	Section 2.5
Licensee	Preamble
OTD	Section 2.6.4
Party or Parties	Preamble
Plan	Section 3.4
Reimbursed Costs	Section 11.17
Second Deadline	Section 3.4.4
Suit	Section 11.6
Term	Section 10.1
Third Deadline	Section 3.4.5

2.	License.

2.1              License Grants. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee (a) an exclusive, royalty-bearing license under the Licensed Patent Rights (and (x) if an option for an exclusive license thereunder has been exercised in accordance with Section 6.2.3 of the Collaboration Agreement, under Harvard’s interest in and to the Joint Patents Rights; and (y) if an option for an exclusive license thereunder has been exercised in accordance with Section 2.6.6, under Harvard’s interest in and to the Joint Consulting Patents Rights) solely to make, have made, offer for sale, sell, have sold, repair, service and import Licensed Products solely within the Field and in the Territory; and (b) a non-exclusive, royalty-free license to use any Licensed Know-How both (i) for internal research purposes and (ii) to make, have made, offer for sale, sell, have sold, repair, service, and import Licensed Products solely within the Field in the Territory; provided, however, that:

2.1.1        Harvard retains the right, for itself and for other not-for-profit research organizations to practice the Licensed Patent Rights and use the Licensed Know-How, in each case, within the scope of the licenses granted above, solely for research, educational and scholarly purposes; and

2.1.2        the United States federal government retains rights in the Licensed Patent Rights and Licensed Know-How pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

2.2              Affiliates; Sublicensees; Distributors. The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates; Sublicensees or Distributors on Licensee’s behalf; provided, however, that:

2.2.1        no such Affiliate, Sublicensee or Distributor shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Licensed Patent Rights or Licensed Know-How, including any right to develop, manufacture, market or sell Licensed Products; and

2.2.2        any act or omission taken or made by an Affiliate, Sublicensee or Distributor of Licensee under this Agreement will be deemed an act or omission by Licensee.

2.3              Sublicenses.

2.3.1        Sublicense Grant. Licensee will be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

2.3.2        Sublicense Agreements. Licensee shall grant Sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.3.2.1            all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

2.3.2.2            a section substantially the same as Article 9 of this Agreement, which also will state that the Indemnitees (as defined in Section 9.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.3.2.3            a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;

2.3.2.4            a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement; and

2.3.2.5            a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to an affiliate of Sublicensee or to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.3.3        Delivery of Sublicense Agreement. Licensee shall furnish Harvard with a fully executed copy of any Sublicense agreement, promptly after its execution. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

2.3.4        Breach by Sublicensee. Licensee shall be responsible for any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement. Licensee shall either (a) cure such breach in accordance with Section 10.2.2 of this Agreement or (b) enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.

2.4              Third Party Proposed Products.

2.4.1        If a Third Party makes a bona fide proposal to Harvard for developing a Third Party Proposed Product and Harvard is interested in having such Third Party Proposed Product developed and commercialized, Harvard may notify Licensee of the Third Party’s proposal, and shall include in such notification non-confidential information regarding the Third Party proposal. Within [**] after the receipt of such notification from Harvard, Licensee shall notify Harvard whether it is interested in developing such Third Party Proposed Product. Licensee’s decision shall be in its sole discretion.

2.4.2        If Licensee (in its sole discretion) notifies Harvard within such [**] period that it is interested in developing such Third Party Proposed Product, the Parties will negotiate in good faith and agree, during the [**] following such notification, upon a development plan with respect to such Third Party Proposed Product, which development plan will be similar to the Development Plan with respect to other Licensed Products developed by Licensee, subject to necessary adjustments, and will include reasonable milestones. If the Parties agree on such development plan and milestones within such [**] period, Licensee shall maintain its exclusive license(s) hereunder with respect to such Third Party Proposed Product, but shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Third Party Proposed Product in accordance with such new development plan and (b) to meet the milestones with respect to the Third Party Proposed Product.

2.4.3        If (a) License (in its sole discretion) notifies Harvard that it is not interested in develping such Third Party Proposed Product, or (b) the Parties do not agree on a development plan and milestones, then neither Harvard nor any other Person (other than Licensee) shall have the right to (nor license nor authorize any third Person to) make, have made, offer for sale, sell, have sold and/or import any such Third Party Proposed Product without the prior written consent of Licensee in its sole discretion.

2.5              Harvard Type A Patent Rights. Subject to the agreement of the inventors of the inventions claimed in the relevant Harvard Type A Patent Rights, upon receipt by Harvard of (a) a [**] dollar ($[**]) license fee for worldwide rights under each family of Harvard Type A Patent Rights and (b) the written request of Licensee identifying the relevant family of Harvard Type A Patent Rights, the Parties shall immediately amend Exhibit 1.25 to add such Harvard Type A Patent Rights and upon such amendment, such Harvard Type A Patent Rights shall automatically (and without any additional action of the Parties) be deemed to be “Licensed Type A Patents” licensed pursuant to this Agreement by Harvard to Licensee on the same terms as those set forth herein, including, without limitation, subject to Section 11.17, reimbursement to Harvard for all documented, out-of-pocket expenses incurred by Harvard in connection with such Harvard Type A Patent Rights in accordance with Article 6.

2.6              Ownership of Consulting Inventions.

2.6.1        Dr. Walsh’s consulting agreements for the performing of consulting or other services to Licensee shall comply with all applicable Harvard policies with respect thereto. Therefore the entire right, title and interest in and to each Consulting Invention, and all corresponding Consulting Patent Rights, will be owned solely by Harvard. The Parties and Dr. Walsh agree that Dr. Walsh shall assign his entire right, title and interest in any such Consulting Invention to Harvard.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

2.6.2        The entire right, title and interest in and to each Joint Consulting Invention, and all corresponding Joint Patent Rights, will be owned jointly by Licensee and Harvard. The parties and Dr. Walsh agree that Dr. Walsh shall assign his entire right, title and interest in any such Joint Consulting Invention to Harvard and Licensee jointly. Subject to the terms and conditions of this Agreement (including, without limitation, the exclusive license granted by Harvard to Licensee pursuant to Section 2.1 hereof), each Party shall be free to use and license its undivided share of any and all Joint Consulting Inventions or any and all Joint Patent Rights without having to (i) obtain the agreement or consent of the other Party, (ii) provide notice of such use or licensing to the other Party or (iii) make any accounting to the other Party for such use or licensing or any revenues or profits derived from such use or licensing.

2.6.3        All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

2.6.4        Dr. Walsh shall disclose to Licensee and Harvard’s Office of Technology Development (“OTD”) in a confidential writing the conception and/or reduction to practice of any Consulting Invention and Joint Consulting Invention promptly after he becomes aware thereof. Harvard shall disclose to Licensee in a confidential writing the conception and/or reduction to practice of any Consulting Invention and Joint Consulting Invention of which it becomes aware, promptly after OTD’s receipt of an invention disclosure form from Dr. Walsh.

2.6.5        Any consulting or other agreement pursuant to which Dr. Walsh (for so long as he is an employee of Harvard) performs services for or on behalf of Licensee shall be consistent with and subordinate to the provisions of this Section 2.6. Any such consulting agreement shall require Dr. Walsh to assign his rights in Consulting Inventions and Joint Consulting Inventions, but not in other inventions, in a manner consistent with the provisions of this Section 2.6, and shall allow Dr. Walsh to make the disclosures contemplated by Section 2.6.4. In the case of any discrepancy between Section 2.6 of this Agreement and any such consulting agreement, the terms of this Agreement shall prevail.

2.6.6        Solely at the option of Licensee and upon its written request (at Licensee’s sole discretion), the Parties shall immediately amend Exhibit 1.25 to add each family of Consulting Patent Rights (or Harvard’s interest in each family of Joint Consulting Patent Rights) that Licensee identifies and upon such amendment, such Consulting Patent Rights (or Harvard’s interest in such Joint Consulting Patent Rights) shall automatically (and without any additional action of the Parties) be deemed to be “Licensed Patents” licensed pursuant to this Agreement by Harvard to Licensee on the same terms as set forth herein, including, without limitation, subject to Section 11.17, reimbursement to Harvard for all documented, out-of-pocket expenses incurred by Harvard in connection with such Consulting Patent Rights or Joint Consulting Patent Rights in accordance with Article 6.

2.7              No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Licensed Patent Rights or Licensed Know-How.

2.8              Know-How Transfer.Without limiting the Parties’ obligations under the Collaboration Agreement, as soon as reasonably practicable after the Effective Date and in any event by no later than [**] after the Effective Date, Harvard will, at no additional cost or expense to Licensee, (a) transfer and deliver to Licensee tangible copies of all documents and materials contained within subpart (a) of the definition of Licensed Know-How and (b) upon reasonable request and during normal business hours, provide technical assistance and have regular knowledge transfer discussions reasonably sufficent to transfer the Licensed Know-How to Licensee time.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.	Development and Commercialization.

3.1              Diligence. Licensee shall use commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones by the deadlines specified in Exhibit 1.11.

3.2              Adjustments of Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

3.3              Reporting. Within [**] after the end of each calendar year, Licensee shall furnish Harvard with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Harvard with a copy of the then current Development Plan.

3.4              Failure to Meet Development Milestone; Opportunity to Cure.

3.4.1        If Licensee believes that it will not achieve a Development Milestone, it may notify Harvard in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended deadline and/or amended milestone (“Plan”).

3.4.2        If Licensee so notifies Harvard, but fails to provide Harvard with both an Explanation and Plan, then Licensee will have an additional [**] from such notice or until the original deadline of the relevant Development Milestone, whichever is later (the “Initial Deadline”), to meet such milestone. Licensee’s failure to provide Harvard with both an Explanation and Plan by the Initial Deadline shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith.

3.4.3        If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan by the Initial Deadline, both of which are acceptable to Harvard in its reasonable discretion, then if Harvard agrees in writing or fails to provide written notice of its objection Licensee within [**] of the Initial Deadline, then Exhibit 1.11 will be amended automatically to incorporate the extended deadline and/or amended milestone set forth in the Plan.

3.4.4        If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Explanation is not acceptable to Harvard in its reasonable discretion (e.g., Licensee asserts development preference for a non-Licensed Product) then Harvard will provide written notice of its objection to Licensee explaining why the Explanation is not acceptable within [**] of the Initial Deadline, and Licensee will have an additional [**] from receipt of Harvard’s written notice or until the original deadline of the relevant Development Milestone, whichever is later (the “Second Deadline”), to meet such milestone or to persuade Harvard that the Explanation is reasonable. Licensee’s failure to meet such milestone or to persuade Harvard that the Explanation is reasonable by the Second Deadline shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.4.5        If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Plan is not acceptable to Harvard in its reasonable discretion, then Harvard will provide written notice of its objection to Licensee explaining why the Plan is not acceptable and providing Licensee with suggestions for an acceptable Plan within [**] of the Initial Deadline. Licensee will then have one opportunity to provide Harvard with a reasonably acceptable Plan (or to persuade Harvard that its Plan is reasonable) within [**] after receipt of Harvard’s written notice and suggestions, during which time Harvard agrees to work in good faith with Licensee in its effort to develop a reasonably acceptable Plan. If, within such [**], Licensee provides Harvard with a reasonably acceptable Plan, then Exhibit 1.11 will be amended automatically to incorporate the extended deadline and/or amended milestone set forth in the Plan. If, within such [**], Licensee fails to provide a reasonably acceptable Plan, then Licensee will have an additional [**] or until the original deadline of the relevant Development Milestone, whichever is later (the “Third Deadline”), to meet such milestone. Licensee’s failure to provide such acceptable Plan or meet such milestone by the Third Deadline shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith.

3.4.6        For clarity, if Licensee fails to achieve a Development Milestone and did not avail itself of the procedure set forth in this Section 3.4, such failure shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith.

3.5              Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval (including Marketing Clearances) required to market Licensed Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings. In the event of any undisputed termination of this Agreement (other than termination by Licensee pursuant to Section 10.2.2.1 for the uncured material breach of Harvard), upon receipt of a written request from Harvard, (a) Licensee shall promptly provide Harvard with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials (other than Clinical Data) filed by or on behalf of Licensee and its Affiliates with any Regulatory Authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products (“Regulatory Documents”); (b) Harvard shall be entitled to freely use solely for research, educational and scholarly purposes any Regulatory Documents delivered by Licensee to Harvard pursuant to this Section 3.5; and (c) Harvard may grant third Persons the royalty-bearing right to use any Regulatory Documents (as well as, to the extent permitted by applicable law, any Clinical Data that has been depersonalized to the reasonable satisfaction of Licensee), provided that the Parties mutually agree on a reasonable allocation between Harvard and Licensee of all royalties paid by such third Persons as a result of the use of such Regulatory Documents.

4.	Consideration for Grant of License.

4.1              License Fee. In partial consideration for the rights and licenses to the Licensed Patent Rights granted hereunder, within [**] after execution of the Agreement, Licensee shall pay Harvard a [**] U.S. Dollars (US $[**]) license fee.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

4.2              Milestone Payments. In partial consideration for the rights and licenses granted hereunder, Licensee shall pay Harvard the following milestone payments upon the first Licensed Product of Licensee to reach each of the following Development Milestones, regardless of whether such Development Milestone is achieved by Licensee, an Affiliate of Licensee or a Sublicensee:

4.2.1        [**] U.S. Dollars (US $[**]) upon [**];

4.2.2        [**] U.S. Dollars (US $[**]) upon [**];

4.2.3        [**] U.S. Dollars (US $[**]) upon [**].

4.2.4        Licensee shall notify Harvard in writing within [**] following the achievement of each milestone described above, and shall make the appropriate milestone payment within [**] after the achievement of such milestone.

4.3              Royalty on Net Sales. In partial consideration for the rights and licenses granted hereunder, Licensee shall pay Harvard royalties on Net Sales as follows:

4.3.1        an amount equal to [**] percent ([**]%) of Net Sales until achieving cumulative aggregate Net Sales of [**] U.S. Dollars (US $[**]);

4.3.2        an amount equal to [**] percent ([**]%) of Net Sales while the cumulative aggregate of Net Sales is greater than [**] U.S. Dollars (US $[**]) but less than [**] U.S. Dollars (US $[**]); and

4.3.3        an amount equal to [**] percent ([**]%) of Net Sales after achieving cumulative aggregate Net Sales of [**] U.S. Dollars (US $[**]) until the expiration or termination of the Term.

4.4              Commercial Milestone. In partial consideration for the rights and licenses granted hereunder, Licensee shall pay Harvard a commercial milestone payment in the amount of [**] U.S. Dollars (US $[**]) when cumulative, gross, worldwide sales exceed [**] U.S. Dollars (US $[**]).

4.5              Non-Royalty Sublicense Income. In partial consideration for the rights and licenses granted hereunder, Licensee will pay Harvard an amount equal to [**] percent ([**]%) of all Non-Royalty Sublicense Income.

4.6              Patent Challenge. If Licensee, its Affiliate or a Sublicensee (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patent Rights (a “Challenge Proceeding”), the royalty rates specified in Section 4.3 will be doubled with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rate specified in Section 4.3 with respect to Net Sales of Licensed Products that are covered by the Licensed Patent Rights that are the subject of such Challenge Proceeding shall remain at such doubled rate and (b) Licensee shall reimburse Harvard for all expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Harvard shall reimburse Licensee [**] of all royalties paid by Licensee to Harvard during the pendency of such Challenge Proceeding and the royalty rate specified in Section 4.3 with respect to Net Sales of Licensed Products that are covered by the Licensed Patent Rights that are the subject of such Challenge Proceeding shall revert to the original (i.e., not doubled) rate.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

5.	Reports; Payments; Records.

5.1              Reports and Payments.

5.1.1        Reports. Within [**] after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

5.1.1.1            the number of units of Licensed Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter;

5.1.1.2            the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

5.1.1.3            a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

5.1.1.4            a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter;

5.1.1.5            the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion;

5.1.1.6            a list of Harvard Case numbers for all Licensed Patent Rights that have Valid Claims covering the Licensed Products; and

5.1.1.7            A list of Licensed Products which incorporate or comprise the Licensed Know-How.

Each such quarterly report shall be certified on behalf of Licensee by its chief financial officer as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state. In addition to the above-described quarterly reports, within sixty (60) days after the end of each calendar year, Licensee shall provide Harvard with an annual report containing the above-described information for such calendar year. Each such annual report shall be prepared on behalf of Licensee by an independent, certified public accountant and certified by such accountant as true, correct and complete in all material respects.

5.1.2        Payment. Within [**] after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

5.2              Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments due will be paid without deduction of exchange, collection or other charges.

5.3              Records.

5.3.1        Licensee Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Licensed Products, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [**] after the conclusion of that Calendar Quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant reasonably acceptable to Licensee to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant shall not disclose to Harvard any information other than information necessary to confirm the accuracy of reports and payments delivered under this Agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of [**] percent ([**]%) in any calendar year, Licensee shall reimburse Harvard for all amounts incurred in connection with such audit. Harvard may exercise its rights under this Section 5.3 [**] every year per audited entity and only with at least [**] prior written notice to the audited entity.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

5.3.2        Harvard Records. Harvard shall maintain complete and accurate records of its costs and expenses incurred under this Agreement, which records shall contain sufficient information to permit Licensee to confirm the accuracy of any reimbursable expenses paid by Licensee hereunder. Harvard shall retain such records relating to a given Calendar Quarter for at least [**] after the conclusion of that Calendar Quarter, during which time Licensee will have the right, at its expense, to cause an independent, certified public accountant reasonably acceptable to Harvard to inspect such records during normal business hours for the purposes of verifying the accuracy of any invoices delivered under this Agreement and Harvard’s compliance with the terms hereof. Such accountant shall not disclose to Licensee any information other than information necessary to confirm the accuracy of such invoices and the reimbursable costs and expenses claimed by Harvard under this Agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accountant delivers the results of the audit. If any audit performed under this Section 5.3.2 reveals an overpayment by Licensee in excess of [**] percent ([**]%) in any calendar year, Harvard shall reimburse Licensee for all amounts incurred in connection with such audit. Licensee may exercise its rights under this Section 5.3.2 [**] every year and only with at least [**] prior written notice to Harvard.

5.4              Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [**] percent ([**]%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly.

5.5              Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6              Withholding and Similar Taxes. Licensee shall be responsible for all non-U.S. taxes related to payments due to Harvard hereunder. All such payments due to Harvard will be paid without deduction of such taxes.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.	Patent Filing, Prosecution and Maintenance.

6.1              Control.

(a)               Control by Harvard. Harvard will be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Licensed Patent Rights, using independent patent counsel reasonably acceptable to Licensee. Harvard will: (i) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Licensed Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (ii) give Licensee an opportunity to review the text of each patent application before filing; (iii) consult with Licensee with respect thereto; (iv) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (v) keep Licensee advised of the status of actual and prospective patent filings. Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection, defense and maintenance of the Licensed Patent Rights, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in Harvard (except where Licensee is responsible pursuant to Section 6.1(b)). Notwithstanding the foregoing, if Licensee requests that Harvard prepare, file and/or prosecute (or continue to prepare, file and/or prosecute) an application for any Licensed Patent Rights, then Harvard shall prepare, file and prosecute such application (or continue to prepare, file and/or prosecute) such application subject to Company’s reimbursement to Harvard for all documented, out-of-pocket expenses incurred by Harvard in connection therewith in accordance with Article 6 (but Section 11.17), provided, however, that Harvard expressly reserves the right to decline Licensee’s request to file, prosecute, maintain or defend any of the Licensed Patent Rights in any Developing Country(ies) unless (A) Licensee demonstrates to Harvard’s reasonable satisfaction that the filing, prosecution, maintenance or defense of such Licensed Patent Rights in such Developing Country(ies) would materially increase the locally-affordable availability of Licensed Products or equivalents thereof (e.g., generic products) in those and/or other Developing Country(ies) and (B) the provisions of Section 7 notwithstanding, Licensee agrees that Harvard shall hold final decision-making authority, on a case-by-case basis, as to whether Licensee will be permitted to enforce such Licensed Patent Rights in such Developing Country(ies).

(b)               So long as Licensee is performing its obligation to reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard in connection with such Licensed Patent Rights in accordance with Article 6 (but subject to Section 11.17), Harvard will not abandon, withdraw, surrender or otherwise seek to no longer be responsible for the preparation, filing, prosecution, protection, defense and maintenance of any Licensed Patent Rights.

6.2              Expenses. Subject to Sections 6.3 and 11.20, below, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 6 within [**] after the date of each valid and accurate invoice from Harvard for such expenses. In addition, within [**] after the Effective Date and subject to Section 11.17, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard prior to the Effective Date with respect to the preparation, filing, prosecution, protection, and maintenance of the Harvard Background Patents, the billed amount of which is, as of the Effective Date, equal to [**] United States Dollars (US $[**]). License shall pay such amount as follows: (a) [**] United States Dollars (US $[**]) to be paid within [**] of the Effective Date and (b) the remaining balance to be paid on or before [**].

6.3              Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection, maintenance or defense of any Licensed Patent Rights (other than Joint Patent Rights) in a particular country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Licensed Patent Rights, any license granted by Harvard to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Harvard will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.4              Small Entity Designation. If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the Term ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Licensee shall so notify Harvard immediately, in order to enable Harvard to comply with regulations regarding payment of fees with respect to Licensed Patent Rights.

6.5              Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Licensed Patent Rights in such country.

7.	Enforcement of Patent Rights.

7.1              Notice. In the event either party becomes aware of any possible or actual infringement of any Licensed Patent Rights with respect to Licensed Products in the Field (an “Infringement”), that Party shall promptly notify the other Party and provide it with details regarding such Infringement.

7.2              Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue, especially with regard to the locally-affordable availability of Licensed Products or equivalents thereof, e.g., generic products, in Developing Countries, provided, however, that Licensee shall not be in breach of this Agreement if Licensee makes a commercially reasonable decision to take or not take action. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Licensed Patent Rights in the action or, or if Licensee’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 7.3. Any and all expenses, including reasonable attorneys’ fees, incurred by Harvard with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Licensee and Licensee shall hold Harvard free, clear and harmless from and against any and all such expenses. The expenses of such suit or suits that Licensee elects to bring, including any expenses of Harvard incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Harvard free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to [**] percent ([**]%) of such funds and the remaining [**] percent ([**]%) of such funds shall be retained by Licensee.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

7.3              Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [**] after receipt of notice to Licensee by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard and Licensee, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys’ fees, incurred by Licensee with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all such expenses. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [**] percent ([**]%) of such funds and the remaining [**] percent ([**]%) of such funds shall be retained by Harvard.

7.4              Own Counsel. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other Party for Infringement.

7.5              Cooperation. Each Party agrees to cooperate fully in any action under this Article 7 that is controlled by the other Party, including joining as a party to the action, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

7.6              Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Licensed Patent Rights, Licensee shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Licensee within [**] after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

8.	Warranties; Limitation of Liability.

8.1              Representations and Warranties.

8.1.1        Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party as follows:

(a)               Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(b)               Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

8.1.2        Representations by Licensee. Licensee represents and warrants that it will comply in all material respects, and will ensure that its Affiliates and Sublicensees comply in all material respects, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that it shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Harvard harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.1.3        Representations by Harvard. OTD, on behalf of Harvard, represents, warrants and covenants to Licensee as follows:

(a)               Third Party Rights. As of the Effective Date, to the knowledge of OTD, Harvard has not received any funding, participation or other rights from any third Person or other Governmental Authority that conflicts or is inconsistent with the rights, licenses and options granted to Licensee hereunder. As of the Effective Date, Harvard has the right to grant the licenses and rights as contemplated under this Agreement and has not granted any right to any third Person which would conflict or be inconsistent with the licenses and rights granted to Licensee hereunder. Harvard will not during the Term grant any right to any third Person which would conflict or be inconsistent with the licenses and rights granted to Licensee hereunder.

(b)               Patents. Harvard is the sole and exclusive owner of all right, title and interest in and to the Harvard Background Patents, including all of the patents and patent applications identified as “Harvard Background Patents” in Exhibit 1.25. All official fees, maintenance fees and annuities for the Licensed Patent Rights have been paid through the Effective Date.

(c)                Non-Infringement of Third Party Rights. OTD has not received any written notice from any Person of any actual or threatened claim that the use or practice of the Licensed Patent Rights or Licensed Know-How infringes or otherwise violates the intellectual property rights of a third Person.

(d)               Patent and Technology Status.  As of the Effective Date, none of the Licensed Patent Rights is currently involved in any interference, reissue, reexamination, or opposition proceeding and OTD has not received any written notice from any Person of such actual or threatened proceeding.

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(e)                Non-Infringement by Third Parties. As of the Effective Date, to the knowledge of OTD, no third Persons are infringing the Licensed Patent Rights or Licensed Know-How.

8.2              No Other Warranties.

8.2.1        NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT PATENTS WILL ISSUE ON PATENT APPLICATIONS INCLUDED IN THE LICENSED PATENT RIGHTS, OR THAT ANY OF THE LICENSED PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.2.2        HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE LICENSED PATENT RIGHTS OR Licensed Know-How. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE LICENSED PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.2.3        EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3              Limitation of Liability.

8.3.1        Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 9, neither Party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.3.2        Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 9, each Party’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid by Licensee to Harvard under this Agreement.

9.	Indemnification and Insurance.

9.1              Indemnity.

9.1.1        Indemnity. Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any third party claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of litigation) based upon, arising out of, or otherwise relating to the rights or licenses granted to Licensee under this Agreement or any Sublicense, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”). Neither Licensee nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

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* Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

9.2              Insurance.

9.2.1        Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [**] U.S. Dollars (US $[**]) per incident and [**] U.S. Dollars (US $[**]) annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2        If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (including deductibles or retentions that are in excess of [**] (US $[**]) annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3        Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Harvard shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

9.2.4        Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than fifteen (15) years.

10.	Term and Termination.

10.1          Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”).

10.2          Termination.

10.2.1    Termination Without Cause. Licensee may terminate this Agreement for any or no reason upon sixty (60) days prior written notice to Harvard.

10.2.2    Termination for Default.

10.2.2.1        In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other Party may terminate this Agreement immediately upon written notice to the Party in breach.

10.2.2.2        If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

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10.2.2.3        Harvard shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4.

10.2.3    Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3          Effect of Termination.

10.3.1    Termination of Rights. Upon expiration or termination of this Agreement by either Party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Licensed Patent Rights and Licensed Know-How will revert to Harvard and neither Licensee nor its Affiliates may make any further use or exploitation of the Licensed Patent Rights or Licensed Know-How; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Harvard. Harvard agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement.

10.3.2    Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration, which shall be paid to Harvard within forty-five (45) days after such termination or expiration. Notwithstanding any other provision of this Agreement, after the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2), Licensee, its Affiliates and Sublicensees (a) may sell or otherwise dispose of all Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell or otherwise dispose of the same, in each case, in accordance with the terms and conditions of this Agreement, including that in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4 within thirty (30) days after the end of each Calendar Quarter after the Term during which such sales or other dispositions are made, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2.

10.4          Survival. The Parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11 and Sections 8.2 and 8.3, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.5 with respect to Sublicenses granted prior to expiration or termination of the Agreement shall survive such expiration or termination.

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11.	Miscellaneous.

11.1          Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14(i) or any successor rule or regulation. Upon Licensee’s request, and at Licensee’s expense, Harvard shall apply to the applicable United States governmental agency for a waiver to such requirements; provided, however, that all reasonable costs incurred by Harvard related to the preparation and application of the waiver shall be paid by Licensee within forty-five (45) days following receipt of Harvard’s valid and accurate invoice for such costs. In the event that Harvard is unable to obtain such waiver, then subject to the Parties mutually agreeing upon reduced royalty rates and other appropriate modifications to this Agreement to address Licensee’s loss of exclusivity, the license granted to Licensee under Section 2.1 shall become non-exclusive.

11.2          No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.

11.3          Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “Harvard” or “Wyss Institute” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or other indicia of origin owned by Harvard that, in each case, identify Harvard or the Wyss Institute or any other Harvard school, unit, division or affiliate (collectively, “Harvard Names”) for any purpose as a trademark except with the prior written approval of, and in accordance with restrictions required by, Harvard, provided, however that Company may issue a press release substantially in the form set forth in Exhibit F to the Collaboration Agreement, which press release has been approved in advance by Harvard. This restriction shall not apply to any information required by law to be disclosed to any Governmental Authority, including, without limitation, to satisfy any securities reporting requirements. If, notwithstanding this prohibition, Licensee registers any Harvard Name as a trademark, service mark, domain name, trade name, business or company name or otherwise anywhere in the world, then, in addition to any other remedies Harvard may have, Harvard shall have the right to compel Licensee to assign Licensee rights in such registration to Harvard and Licensee shall take such steps as may be necessary to transfer record ownership of such registration to Harvard, at Licensee cost.

11.4          Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect to the same.

11.5          Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile (if applicable), expedited delivery or certified mail, return receipt requested, to the following addresses or by email (with confirmatory copy sent by regular mail), unless the Parties are subsequently notified of any change of address in accordance with this Section 11.5:

If to Licensee:	ReWalk Robotics, Ltd. 200 Donald Lynch Blvd. Marlborough, Massachusetts 01752 Email: larry.jasinski@rewalk.com and ofir@rewalk.com Facsimile: +1 (508) 251-2970 Attn.: Larry Jasinski and Ofir Koren

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With copy to the following (if a technical notice):	ReWalk Robotics, Ltd. Hatnufa st. 3, floor 6 Yokneaam, POB 161, 2069203 Israel Facsimile: +972-4-959 0125 Email: larry.jasinski@rewalk.com and ofir@rewalk.com Attn.: Larry Jasinski and Ofir Koren
If to Harvard:

Office of Technology Development
Harvard University
Richard A. and Susan F. Smith Campus Center, Suite 727
1350 Massachusetts Avenue
Cambridge, Massachusetts 02138

Facsimile: +1 (617) 495-9568

Attn.: Chief Technology Development Officer

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

11.6          Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement, its subject matter, any document or instrument delivered pursuant to, or a breach of this Agreement or any such document or instrument (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party.

11.7          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

11.8          Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.9          Counterparts. The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

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11.10      Amendment; Waiver. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.11      No Agency or Partnership. Nothing contained in this Agreement shall give either Party the right to bind the other, be deemed to constitute either Party as agent for or partner of the other or any third party, or be construed or fiduciary relationship between the Parties. The relationship between the Parties is that of independent contractors.

11.12      Assignment and Successors.

11.12.1 This Agreement may not be assigned by either Party without the consent of the other, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement, in its entirety, and the rights, obligations and interests of such Party (a) to any affiliate or (b) to any purchaser of all of such Party’s equity or all or substantially all of such Party’s assets or business to which this Agreement relates, or (c) to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation, provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 11.12 shall be null and void and of no legal effect.

11.12.2 The rights and licenses granted to Licensee hereunder shall run with the Licensed Patent Rights and Licensed Know-How and Harvard shall not license, encumber, convey or otherwise transfer its rights in or to the Licensed Patent Rights or Licensed Know-How in any way that conflicts with the terms of this Agreement or the rights and licenses granted to Licensee hereunder without the prior written consent of Licensee (in its sole discretion). Any assignment, conveyance, license, encumbrance, transfer or other disposition of Harvard’s rights in or to the Licensed Patent Rights or Licensed Know-How shall be expressly subject to this Agreement and the rights and licenses granted to Licensee hereunder.

11.13      Force Majeure. Except for monetary obligations hereunder, neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.14      Interpretation. Each Party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

11.15      Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, such invalidity shall not render the entire Agreement unenforceable or invalid but rather the Agreement shall be read and construed as if the invalid or unenforceable provision(s) are not contained herein, and the rights and obligations of the Parties shall be construed and enforced accordingly.

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11.16      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11.17      Reimbursement. To the extent that Licensee reimburses Harvard for any costs incurred by Harvard for the preparation, filing, prosecution and maintenance of any Patent Rights hereunder (such costs, “Reimbursed Costs”), then if Harvard grants a license under such Patent Rights to a third Person outside the Field (each, an “Ex-Field Licensee”) and receives reimbursement from such Ex-Field Licensee for Reimbursed Costs, then Licensee shall only be responsible for reimbursing an appropriate portion of such Reimbursed Costs based on the scope and type of license (i.e., non-exclusive vs. exclusive) granted to such Ex-Field Licensee and Harvard shall credit Company’s portion of the Reimbursed Costs to amounts owed to Harvard hereunder.

11.18      Licenses of Intellectual Property. Each Party acknowledges and agrees that all rights and licenses under the Licensed Patent Rights and Licensed Know-How granted by Harvard to Licensee under this Agreement are, and shall otherwise be deemed to be, for purposes of the United States Bankruptcy Code (the “Bankruptcy Code”), including Section 365(n) thereof, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code and in connection therewith, Section 365(n) shall apply. The Parties acknowledge and agree that Licensee shall retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code, including, without limitation, Licensee’s election to continue receiving the benefit of the licenses granted hereunder in consideration for the royalties due and payable hereunder. Without limiting the foregoing, if Harvard makes a general assignment for the benefit of creditors, if a receiver for Harvard’s assets is appointed, if Harvard becomes insolvent, makes a filing in bankruptcy or ceases operations, or if any of Harvard’s lenders forecloses upon or otherwise exercises any of its rights under or with respect to any liens or security interests on any of the Licensed Patent Rights, Licensed Know-How and/or this Agreement, then Harvard acknowledges and agrees that such foreclosure and exercise shall be expressly subject to this Agreement and all rights and licenses under the Licensed Patent Rights and Licensed Know-How granted by Harvard to Licensee under this Agreement and the license granted to Licensee hereunder shall, in consideration for the royalties due and payable hereunder, continue in full force and effect.

11.19      Confidentiality. The terms (but not the existence) of this Agreement constitute the Confidential Information of both Parties pursuant to Article VII of the Collaboration Agreement and neither Party shall disclose the terms of this Agreement to any third party except (a) to its Affiliates, Distributors and Sublicensees and their respective officers, directors, members, employees, agents and outside advisors who reasonably need to know such information for exercising such Party’s rights or performing such Party’s obligations under this Agreement or the Collaboration Agreement, (b) with the prior written approval of the other Party, (c) the Company may issue a press release substantially in the form set forth in Exhibit F to the Collaboration Agreement, which press release has been approved in advance by Harvard, or (d) this restriction shall not apply to any information required by law to be disclosed to any Governmental Authority or required to be disclosed publicly pursuant to applicable law, including, without limitation, pursuant to or in connection with securities law reporting obligations or the rules of any securities exchange, provided that the Party disclosing such information shall seek confidential treatment of such Confidential Information to the extent permitted under applicable law.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		ReWalk Robotics, Ltd.
By:	/s/ Isaac T. Kohlberg	By:	/s/ Larry Jasinski
Name:	Isaac T. Kohlberg	Name:	Larry Jasinski
Title:	Senior Associate Provost Chief Technology Development Officer Office of Technology Development Harvard University	Title:	CEO

I, the undersigned, hereby confirm that I have read the Agreement, that its contents are acceptable to me and that I will act in accordance with its terms, including the provisions of Section 2.6.

/s/ Conor Walsh
Conor Walsh, Ph.D.

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Exhibit 1.11

Development Milestones

Development Milestone	Deadline
● [**]	On or before [**].
● [**]	On or before [**].
● [**]	On or before [**].
● [**]	On or before [**].
● [**]	On or before [**].
● [**]	On or before [**].

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Exhibit 1.12

Development Plan

[**].

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Exhibit 1.24

Licensed Know-How

•	[**]
•	[**]
•	[**]
•	[**]
•	[**]

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Exhibit 1.25

Licensed Patent Rights

Harvard Background Patents

Case	Country	Type	Appl. Title	Serial Number
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

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Case	Country	Type	Appl. Title	Serial Number
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Licensed Type A Patent Rights

[**]

Consulting Patent Rights

[**]

Joint Consulting Patent Rights

[**]

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